UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51855	N/A
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 5.18, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

+44(0)20 7031 1193
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing bligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01              Entry into a Material Definitive Agreement

Effective March 14, 2007, Mobilemail (US) Inc. (the “Company”) entered into a consulting agreement (the “Consultant Agreement”) with Mr. Ian Downie whereby Mr. Downie was retained to provide Consulting services to the Company pursuant to the terms and subject to the conditions of the Consultant Agreement. The following summary of the Consultant Agreement does not purport to be complete and is qualified in its entirety by reference to the Consultant Agreement, a copy of which is attached as Exhibit 16.1 to this Current Report on Form 8 K.

Pursuant to the terms of the Consultant Agreement, the Company has engaged Mr. Downie to provide certain consulting services to the Company, including providing services related to mergers and acquisitions, overall strategy development, building a European and North American presence for products, content acquisition, product strategy, fund raising, marketing and other related services. Mr. Downie has agreed to devote approximately four days per month of his business time to the business affairs of the Company. In consideration for his services, the Company has agreed to (i) pay Mr. Downie a fee of £1,000 per month, (ii) issue to Mr. Downie as a success fee, that number of shares of the Company’s common stock representing 2% of the acquisition cost of any company acquired or a partial acquisition or strategic investment made by the Company through the efforts of Mr. Downie, (iii) issue to Mr. Downie the equivalent value of £1,000 per month in shares of the Company’s common stock payable each four (4) months from the effective date of the agreement based on the average closing price of the Company’s shares during such four month period, (iv) grant to Mr. Downie options to purchase up to 2,000 shares of the Company’s common stock per month payable each four months from the effective date of the agreement, valued at a price no less than 85% of the fair market value of such shares on the effective date of the agreement and exercisable for a term of five years from the date of grant and will be subject to the terms and conditions of the Company’s stock option plan, and (v) pay to Mr. Downie a success fee of 5% of the gross revenue received by the Company from new content sourcing and distribution agreements with third party companies secured through the efforts of Mr. Downie as at March 31, 2008, such fee to be paid 40% in cash and 60% in shares of the Company, this fee being payable on an annual basis for all future revenues generated. In addition, the Company has agreed to reimburse Mr. Downie for reasonable pre-approved travel and telephone expenses. The term of the agreement is for 12 months and may be extended upon the mutual understanding of the parties. The company may terminate the Consultant Agreement at any time upon the occurrence of an Event of Default (as defined in the Consultant Agreement) provided that notice of the Event of Default has been delivered to Mr. Downie and Mr. Downie has failed to remedy the default within 30 days of the date of the delivery of the notice. In addition, the Company may terminate the Consultant Agreement in the absence of an Event of Default upon 30 days prior written notice. Mr. Downie may terminate the Consultant Agreement at any time in the event of any breach of any material term of the Consultant Agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within 30 days of the date of the delivery of the notice.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02              Election of Directors; Appointment of Officers

Effective March 14, 2007, Mr. Downie was appointed as a director of the Company. The Company has increased the number of its directors from five to six and the current directors of the Company are as follows:

Name of Director
Gary Flint
Peter Åhman
Simon Ådahl
Miro Wikgren
Nigel Nicholas
Ian Downie

Mr. Downie has over 10 years experience in setting up, developing strategy and implementing operational plans in high growth technology start-ups within e-commerce, digital media, internet and mobile telecommunications. His key skills are in the area of business development, having run a number of his own successful businesses in areas such as management consultancy, recruitment, software, advertising and digital media with a client base including Coca Cola, IBM, Starbucks, Vodafone, Becks, Europcar and Somerfield among others.

In May 2004 he joined the award winning Innovation Centres Scotland Ltd. in Glasgow to run their government backed Wireless project. The objectives of this role have been to grow the Scottish wireless industry internationally. In this position, he has led a highly effective team supporting over 100 exciting young technology ventures, working closely with the entrepreneurs to grow their businesses in all dimensions including technology and IP workout, identify routes to market and helping them take advantage of new trends in this fast moving sector. The client base spans a wide range of technologies including mobile applications and content, through to Machine 2 Machine and RFID, and evolving Wireless standards such as WiMax and UWB. Another key part of the project has been to establish strong commercial relationships with many of the major telcos and OEMs and such as British Telecom, CISCO, IBM, Microsoft, Motorola, Nokia, O2, Orange, Oracle, Siemens, Sony Ericsson, SUN, Symbol, and Vodafone among many others. These relationships have allowed him to develop a strong understanding of market dynamics, preferred routes to market as well as commercial aspects of deals struck in the sector.

Mr. Downie was employed by Inertia Media from August 2002 to May 2004 where he was involved in the ambient/outdoor advertising business.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(a)            Financial Statements of Business Acquired.

Not applicable.

(b)            Pro forma Financial Information.

Not applicable.

(c)            Shell Company Transaction.

Not applicable.

(d)               Exhibits.

Exhibit	Description

16.1	Consultant Agreement between the Company and Ian Downie dated March 14, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

Date: March 20, 2007	By:	/s/ Peter Ahman
Peter Ahman
President